Exhibit 10.1

Mirant Corporation

Stock Option Award Agreement
EC Nov 2006 LTI

Date

First MI LastName
Address Line1
Address Line2
City, State ZipCode

Dear FirstName:

Congratulations on your selection as a recipient of options to purchase shares of common stock of Mirant Corporation. This Agreement, including the Terms and Conditions beginning on the next page, and the Mirant Corporation Omnibus Incentive Compensation Plan (the “Plan”) together govern your rights and set forth all of the conditions and limitations affecting such rights.

Terms used in this Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will supersede and replace the conflicting terms of this Agreement.

1.               Terms. Pursuant to the terms and conditions of the Plan, you have been granted a Non-Qualified Stock Option to purchase [XX,XXX] shares (the ‘Option’) of stock as outlined below.

Grant Date:	November 13, 2006

Options Granted:	XX,XXX

Exercise Price per Share:	$28.89

Expiration Date:	November 13, 2009

2.               Vesting: The Options will vest and become non-forfeitable on June 30, 2008 (or such earlier date pursuant to Section 4 below) if the Company, by December 31, 2007, (i) has achieved an established threshold value from the sales of its Philippines and Caribbean businesses and its six U.S. gas-fired assets and (ii) has completed the sale of its Philippines business and received 65% of the threshold values of the Caribbean business and the six U.S. gas-fired assets.

3.               Forfeiture.  In the event your employment with the Company terminates under circumstances other than those described in paragraph 4 below, including by reason of retirement, voluntary termination or involuntary termination for cause, prior to the vesting date, you shall forfeit all of his interest in the Award as of the termination date and the Options awarded hereby will be cancelled.

4.               Impact of Termination of Employment Due to Death, Disability or Involuntary Termination Without Cause. In the event of a termination of your employment with the Company by reason of death, Disability or involuntary termination without cause, your Options will vest as follows:

•                 If your employment with the Company terminates by reason of death or Disability, then the Options that vest on June 30, 2008 will be calculated pro rata based on the number of months worked during the performance period of November 13, 2006 through December 31, 2007; and

•                 If your employment with the Company terminates by reason of your involuntary termination without cause, your award will vest upon termination; provided however that you must sign a severance waiver in a form prescribed by the Company.

For purposes of this Agreement, “Disability” shall have the same meaning as under the Company’s governing long-term disability plan or, if no such plan exists, Disability shall be determined in the discretion of the Compensation Committee.

5.               How to Exercise: The Options hereby granted may be exercised by approved means permitted under the terms of the Plan, through the Company’s designated agent. All questions regarding how to exercise should be directed to Corporate Compensation.

6.               Who Can Exercise: During your lifetime the Options will be exercisable only by you. No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, will vest in the assignee or transferee any interest whatsoever.

7.              Change in Control.  In the event of a Change in Control (as defined in the Omnibus Plan) the award will vest at the date of the Change of Control. If on such date, the security is not tradeable then the acquiring company will replace with equivalent value of shares.

8.               Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

9.              Covenants: Without the prior written consent of the Company, which may be granted or withheld in the Company’s sole and absolute discretion, during the term of your employment with the Company, and for a period of twelve (12) calendar months thereafter, you hereby agree that you will not, directly or indirectly:

(i)                                    Disclosure of Information. Use, attempt to use, disclose, or otherwise make known to any Person (other than in the course of employment with the Company or any Subsidiaries or Affiliate thereof) any knowledge or information of a confidential or proprietary nature (including all unpublished matters) relating to, without limitation, the business, strategy, plans, properties, accounting, books and records, trade secrets, or memoranda of the Company or its Affiliates.

(ii)                                Employment. Whether for your own account or for the account of any other Person, employ or retain or arrange to have any other Person employ or retain or otherwise participate in the employment or retention of any individual who is an employee or consultant of the Company or any of its Subsidiaries.

(iii)                            Critical Statements. Publish or make any public or widely disseminated statement critical of the Company or any Subsidiaries or Affiliate thereof or any officer, director, or employee of the foregoing or in any way maligning the business or reputation of any of the foregoing Persons.

By virtue of exercising these options, you certify you are in compliance with the provisions of this Section 9 In the event you fail to comply with the provisions of this Section 9 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Option, such exercise, payment or delivery may be rescinded within two (2) years thereafter. In the event of any such rescission, you will pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company will be entitled to set-off against the amount of any such gain any amount owed to you by the Company.

10.       Requirements of Law. The granting of Options and the issuance of Shares under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.       Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.       Stockholder Rights.   You shall not have any of the rights of a stockholder with respect to the Options, including the right to vote the common stock that will be issued upon the exercise of the Options or to receive dividends or other distributions paid or made available with respect to common stock of the Company, unless and until such Options are exercised and shares of common stock are issued to you.

13.       Adjustments.  In the event that the outstanding shares of common stock are subject to a stock split or changed into or exchanged for a different number or kind of shares or other securities of the Company or other corporation by reason of a merger, consolidation, reorganization, recapitalization, reclassification, combination of shares or a dividend payable in capital stock, or a similar corporate structural change, then your rights shall be appropriately adjusted as to the number of shares of common stock subject to the Options and/or as to the exercise price.  The granting of the Options pursuant to this Award shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

Agreement to Participate

By signing this Agreement, I acknowledge that I have read this Agreement and Terms and Conditions, and, upon request, have received a copy of the Omnibus Incentive Plan (also available on the Company’s intranet) and fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to exercise this Option. Without limiting the generality of the preceding sentence, I understand that my right to exercise these Options is conditioned upon my continued employment with the Company or its Subsidiaries.

Please acknowledge your agreement to participate in the Plan and in this Agreement and to abide by all of the governing terms and provisions by signing the following representation. You may not exercise this option until you have signed the agreement below.

Edward R. Muller
Employee-Optionee Signature	Chairman and Chief Executive Officer
Mirant Corporation

Employee-Optionee Name (Printed)

Date of Signature

SSN or Employee ID#